Exhibit 10.20

Form of

NEP Group, Inc.

Equity Incentive Plan

Stock Option Grant Certificate

September 26, 2013

Mr.

Re: Option Award

Dear                         :

I am pleased to inform you that NEP Group, Inc. (the “Company”), hereby grants to you, pursuant to its Equity Incentive Plan (the “Plan”), an option (an “Option”) to purchase              Shares, effective on the date hereof (the “Date of Grant”). The Option shall terminate on the tenth (10th) anniversary of the Date of Grant, subject to earlier termination in accordance with Section 5(b) of the Plan. Capitalized terms not otherwise defined in this Grant Certificate have the meanings given such terms in the Plan.

The key terms of the Option are as follows:

1.	Number of Shares.

2.	Exercise Price.

3.	Vesting. The Option will vest in five equal installments on each of the first five anniversaries of , subject to your continued employment through the applicable vesting date.

4.	Exercise. Only the vested portion of the Option may be exercised and the Option may be exercised only for whole Shares. In order to exercise the Option, you must deliver written notice to the Company of your intention to exercise, setting forth the number of whole Shares with respect to which the Option is to be exercised, along with payment, in cash (certified check or bank draft) (or through any other method with the written consent of the Committee), of the exercise price and applicable withholding taxes, notwithstanding any provision of your employment agreement, if any. As a condition to the exercise of the Option, you must also become a party to the Stockholders Agreement, which contains certain restrictions relating to the Shares.

5.	Securities Laws Representations.

(a)	You understand that the Shares to be received upon exercise of the Option (“Option Shares”) have not been, and may not be, registered under the Securities Act and other applicable Securities Laws and, accordingly, the Option is being granted to you only pursuant to exemptions from registration under the Securities Act and applicable Securities Laws.

Mr.
, 2015

(b)	You represent and warrant that you are an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act or have been advised by the Company that the grant of the Option to you is being made pursuant to Rule 701 under the Securities Act.

(c)	You understand and agree that, unless the Company has filed a registration statement on Form S-8 under the Securities Act covering the Option Shares, the Option Shares will constitute “restricted securities” under the Securities Act and may not be pledged, re-offered or resold in the United States or to, or for the account or benefit of U.S. persons, except in transactions exempt from, or not subject to, the registration requirements of the Securities Act. You, accordingly, agree that all resales of Option Shares may only be made (i) prior to the time the Company registers its common shares under the Exchange Act and files a registration statement covering the Option Shares on a Form S-8 under the Securities Act, pursuant to and in compliance with Regulation S under the Securities Act or otherwise as permitted under the Stockholders Agreement, and (ii) after the filing of a registration statement covering the Option Shares on a Form S-8, on whatever exchange in the United States the Option Shares may then be trading.

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We are excited to give you this opportunity to share in our future success. Please indicate your acceptance of this Option and that you have read and understand the terms of the Plan and this Grant Certificate by signing and returning a copy of this Grant Certificate to Kevin Rabbitt, c/o NEP Group, Inc., 2 Beta Drive, Pittsburgh, PA 15101.

Sincerely,

NEP GROUP, INC.

By:
Name: Kevin Rabbitt Title: Chief Executive Officer

Agreed to and Accepted by:

Date: